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Exhibit 11.1
Computation of Earnings Per Common Share

(In thousands, except  per share data)
                                                                                                   Quarter Ended
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                                                                                            April 4,           March 29,
                                                                                             1999                1998
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
Average number of common shares used in basic calculation                                   30,891              38,820
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                                    -                 139
Shares issuable on assumed conversion of convertible
      preferred securities                                                                   7,774               7,774
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Average number of common shares used in diluted calculation                                 38,665              46,733
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Earnings before cumulative effect of change in accounting principle                      $   5,952              38,539
Cumulative effect of change in accounting principle, net of tax benefit                          -              (1,461)
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Net earnings                                                                                 5,952              37,078
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                             1,328               1,328
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Net earnings for computation of diluted earnings per common share                        $   7,280              38,406
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Basic earnings before cumulative effect of change in accounting principle                $    0.19                0.99
Cumulative effect of change in accounting principle                                              -               (0.04)
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Basic earnings per common share                                                          $    0.19                0.95
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Diluted earnings before cumulative effect of change in accounting principle              $    0.19                0.85
Cumulative effect of change in accounting principle                                              -               (0.03)
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Diluted earnings per common share                                                        $    0.19                0.82
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